Exhibit 99.1

Chico’s FAS, Inc. Reports Fourth Quarter and Fiscal Year 2017 Results

•	Fourth quarter EPS of $0.22, including $0.08 benefit from U.S. tax reform, compared to EPS of $0.10 last year

•	Gross margin expanded 220 basis points in the fourth quarter

•	Net cash provided by operating activities of $167 million generated $118 million free cash flow in fiscal 2017

Fort Myers, FL - February 28, 2018 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2017 fourth quarter and fiscal year ended February 3, 2018.
For the fourteen weeks ended February 3, 2018 (“the fourth quarter”), the Company reported net income of $28.0 million, or $0.22 per diluted share, compared to net income of $13.5 million, or $0.10 per diluted share, for the thirteen weeks ended January 28, 2017 (“last year’s fourth quarter”). Results for the fourth quarter include the favorable impact of the Tax Cuts and Jobs Act of 2017 (“U.S. tax reform”) of approximately $10 million after-tax, or $0.08 per diluted share, as well as the benefit of the 53rd week of approximately $4 million after-tax, or $0.03 per diluted share.
For the fifty-three weeks ended February 3, 2018 (“fiscal 2017“), the Company reported net income of $101.0 million, or $0.79 per diluted share, compared to net income of $91.2 million, or $0.69 per diluted share, for the fifty-two weeks ended January 28, 2017 (“fiscal 2016“). Results for fiscal 2017 include the favorable impact of U.S. tax reform of approximately $10 million after-tax, or $0.08 per diluted share, as well as the benefit of the 53rd week of approximately $4 million after-tax, or $0.03 per diluted share. Results for fiscal 2016 include the unfavorable impact of restructuring and strategic charges and Boston Proper of $15.4 million after-tax, or $0.12 per diluted share.
“Our fourth quarter results exceeded expectations and demonstrate clear progress in the execution of our strategic initiatives to drive improved performance and value creation,” said Shelley Broader, CEO and President. “In 2017, we strengthened our brands’ positioning, enhanced the customer experience, maintained financial discipline and built a solid foundation for our next stage of profitable growth. We are excited about our sales-driving initiatives for 2018, and we are confident in our continued success.”
Net Sales
For the fourth quarter, net sales were $587.8 million compared to $600.8 million in last year’s fourth quarter. This decrease of 2.2% primarily reflects a comparable sales decline of 5.2% as well as a decrease in selling square footage in fiscal 2017, partially offset by the $29 million benefit of the 53rd week. The comparable sales decline consisted of lower average dollar sale and flat transaction count.
For fiscal 2017, net sales were $2.3 billion compared to $2.5 billion in fiscal 2016. This decrease of 7.8% primarily reflects a comparable sales decline of 7.7% as well as a decrease in selling square footage in fiscal 2017, partially offset by the $29 million benefit of the 53rd week. The comparable sales decline consisted of lower average dollar sale and a decline in transaction count.

Comparable Sales(1)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Chico's	(3.2)%	(4.8)%	(7.2)%	(5.3)%
White House Black Market	(9.3)%	(0.6)%	(10.9)%	(2.8)%
Soma	(2.3)%	0.4%	(1.5)%	0.5%
Total Company	(5.2)%	(2.5)%	(7.7)%	(3.7)%
(1) The 53rd week is excluded from comparable sales calculations.

Gross Margin
For the fourth quarter, gross margin was $221.6 million, or 37.7% of net sales, compared to $213.4 million, or 35.5% of net sales, in last year’s fourth quarter. This 220 basis point increase primarily reflects a 170 basis point improvement in merchandise margin driven by lower average unit costs and a reduction in store occupancy costs.
Selling, General and Administrative Expenses
For the fourth quarter, selling, general and administrative expenses (“SG&A”) were $192.0 million, or 32.7% of net sales, compared to $192.0 million, or 31.9% of net sales, for last year’s fourth quarter. SG&A in the fourth quarter reflects a $13 million decline in store-related costs and marketing, primarily offset by the impact of the 53rd week.
Income Tax Expense
The fourth quarter effective tax rate was 4.4% which included an approximate $10 million benefit resulting from the impact of U.S. tax reform. Excluding the impact of U.S. tax reform, the fourth quarter effective tax rate was 37.7% compared to 35.4% for last year’s fourth quarter. The fiscal 2017 effective tax rate was 29.7%. Excluding the impact of U.S. tax reform, the fiscal 2017 effective tax rate was 36.4%.
Inventories
At the end of the fourth quarter, inventories totaled $233.7 million compared to $232.4 million at the end of the fourth quarter last year. Inventories at the end of the fourth quarter include a $16.5 million increase due to a change in shipping terms with a supplier in fiscal 2017. Excluding the impact of the change in shipping terms, inventories decreased 6.5% reflecting continued inventory management.
Share Repurchase Program
During the fourth quarter of 2017, under its $300.0 million share repurchase program announced in November 2015, the Company repurchased 0.2 million shares for $1.7 million, at a weighted average of $8.66 per share with $136.2 million remaining under the program. During fiscal 2017, the Company repurchased a total of 2.7 million shares for $27.4 million, at a weighted average of $10.16 per share.
2018 Full-Year Outlook
For fiscal 2018, the Company is anticipating a low single-digit decline in consolidated comparable sales with comparable sales performance stronger in the second half of the year compared to the first half.
The Company expects gross margin expansion in the range of 125 to 150 basis points over fiscal 2017, driven by decreased average unit costs and planned improvement in promotions. The Company also anticipates SG&A expenses to be approximately flat compared to fiscal 2017.
The Company estimates a fiscal 2018 tax rate in the range of 26% to 28%. The rate includes the benefit of the new 21% federal rate, partially offset by additional expenses due to changes in the deductibility of executive compensation and a lower benefit from state tax deductions.

In addition, the Company anticipates 2018 capital expenditures to be $70 million to $80 million, primarily driven by store reinvestments and technology enhancements.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market and Soma, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.
As of February 3, 2018, the Company operated 1,460 stores in the US and Canada and sold merchandise through 94 franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader's quotes and in the section entitled "2018 Full-Year Outlook," relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies, particular strategic initiatives, including sales initiatives, and organizational redesign; the successful integration of new members of our senior management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	February 3, 2018		January 28, 2017		February 3, 2018		January 28, 2017
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$290,699	49.4	$290,763	48.4	$1,187,603	52.0	$1,285,830	51.9
White House Black Market	197,919	33.7	212,615	35.4	750,912	32.9	846,035	34.2
Soma	99,165	16.9	97,411	16.2	343,864	15.1	344,545	13.9
Total net sales	587,783	100.0	600,789	100.0	2,282,379	100.0	2,476,410	100.0
Cost of goods sold	366,222	62.3	387,392	64.5	1,417,602	62.1	1,529,574	61.8
Gross margin	221,561	37.7	213,397	35.5	864,777	37.9	946,836	38.2
Selling, general and administrative expenses	192,002	32.7	191,990	31.9	719,607	31.5	775,107	31.2
Restructuring and strategic charges	—	0.0	—	0.0	—	0.0	31,027	1.3
Income from operations	29,559	5.0	21,407	3.6	145,170	6.4	140,702	5.7
Interest expense, net	(284)	0.0	(499)	(0.1)	(1,570)	(0.1)	(1,973)	(0.1)
Income before income taxes	29,275	5.0	20,908	3.5	143,600	6.3	138,729	5.6
Income tax provision	1,300	0.2	7,400	1.3	42,600	1.9	47,500	1.9
Net income	$27,975	4.8	$13,508	2.2	$101,000	4.4	$91,229	3.7
Per share data:
Net income per common share-basic	$0.22		$0.10		$0.79		$0.69
Net income per common and common equivalent share–diluted	$0.22		$0.10		$0.79		$0.69
Weighted average common shares outstanding–basic	124,747		126,489		125,341		128,995
Weighted average common and common equivalent shares outstanding–diluted	124,808		126,905		125,403		129,237
Dividends declared per share	$0.0825		$0.08		$0.33		$0.32

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 3, 2018	January 28, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$160,071	$142,135
Marketable securities, at fair value	60,060	50,370
Inventories	233,726	232,363
Prepaid expenses and other current assets	60,668	52,758
Total Current Assets	514,525	477,626
Property and Equipment, net	421,038	477,185
Other Assets:
Goodwill	96,774	96,774
Other intangible assets, net	38,930	38,930
Other assets, net	16,338	18,479
Total Other Assets	152,042	154,183
	$1,087,605	$1,108,994
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$118,253	$116,378
Current debt	15,000	16,250
Other current and deferred liabilities	133,715	170,232
Total Current Liabilities	266,968	302,860
Noncurrent Liabilities:
Long-term debt	53,601	68,535
Deferred liabilities	103,282	118,543
Deferred taxes	7,372	9,883
Total Noncurrent Liabilities	164,255	196,961
Shareholders’ Equity:
Preferred stock	—	—
Common stock	1,275	1,288
Additional paid-in capital	468,806	452,756
Treasury stock, at cost	(413,465)	(386,094)
Retained earnings	599,810	541,251
Accumulated other comprehensive loss	(44)	(28)
Total Shareholders’ Equity	656,382	609,173
	$1,087,605	$1,108,994

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017
Cash Flows From Operating Activities:
Net income	$101,000	$91,229
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,310	109,251
Deferred tax benefit	(2,070)	(8,427)
Stock-based compensation expense	20,678	21,249
Deferred rent and lease credits	(19,692)	(18,811)
Loss on disposal and impairment of property and equipment	7,042	10,523
Changes in assets and liabilities:
Inventories	(1,364)	1,472
Prepaid expenses and other assets	(4,584)	(7,565)
Income tax receivable	(311)	26,749
Accounts payable	1,950	(13,015)
Accrued and other liabilities	(32,086)	18,659
Net cash provided by operating activities	166,873	231,314
Cash Flows From Investing Activities:
Purchases of marketable securities	(39,794)	(50,717)
Proceeds from sale of marketable securities	30,045	50,508
Purchases of property and equipment, net	(48,530)	(47,836)
Proceeds from sale of land	—	16,217
Net cash used in investing activities	(58,279)	(31,828)
Cash Flows From Financing Activities:
Payments on borrowings	(16,250)	(7,500)
Proceeds from issuance of common stock	2,127	4,359
Dividends paid	(42,516)	(42,254)
Repurchase of common stock	(27,398)	(96,363)
Payments of tax withholdings related to stock-based awards	(6,740)	(5,515)
Net cash used in financing activities	(90,777)	(147,273)
Effects of exchange rate changes on cash and cash equivalents	119	(29)
Net increase in cash and cash equivalents	17,936	52,184
Cash and Cash Equivalents, Beginning of period	142,135	89,951
Cash and Cash Equivalents, End of period	$160,071	$142,135

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the fourteen and fifty-three weeks ended February 3, 2018 and thirteen and fifty-two weeks ended January 28, 2017, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Numerator
Net income	$27,975	$13,508	$101,000	$91,229
Net income and dividends declared allocated to participating securities	(617)	(258)	(2,300)	(1,915)
Net income available to common shareholders	$27,358	$13,250	$98,700	$89,314
Denominator
Weighted average common shares outstanding – basic	124,747	126,489	125,341	128,995
Dilutive effect of non-participating securities	61	416	62	242
Weighted average common and common equivalent shares outstanding – diluted	124,808	126,905	125,403	129,237
Net income per common share:
Basic	$0.22	$0.10	$0.79	$0.69
Diluted	$0.22	$0.10	$0.79	$0.69

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Non-GAAP Financial Measure)

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP results should be considered in addition to, not as a substitute for, GAAP measures.

Free cash flow is a non-GAAP financial measure which the Company defines as net cash provided by operating activities less purchases of property and equipment. We believe free cash flow, when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash for discretionary and non-discretionary items after deducting purchases of property and equipment.

Free cash flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies.

A reconciliation of net cash provided by operating activities on a GAAP basis to free cash flow on a non-GAAP basis for the fifty-three weeks ended February 3, 2018 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(in thousands)

Fifty-Three Weeks Ended
February 3, 2018
Net cash provided by operating activities	$166,873
Less: Purchases of property and equipment, net	(48,530)
Free cash flow	$118,343

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fourteen Weeks Ended February 3, 2018
(Unaudited)

	October 28, 2017	New Stores	Closures	February 3, 2018
Store count:
Chico’s frontline boutiques	576	—	(8)	568
Chico’s outlets	117	4	(1)	120
Chico's Canada	4	—	—	4
WHBM frontline boutiques	412	—	(8)	404
WHBM outlets	69	—	—	69
WHBM Canada	6	—	—	6
Soma frontline boutiques	271	1	(2)	270
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,474	5	(19)	1,460

	October 28, 2017	New Stores	Closures	Other changes in SSF	February 3, 2018
Net selling square footage (SSF):
Chico’s frontline boutiques	1,577,849	—	(22,561)	383	1,555,671
Chico’s outlets	294,257	9,826	(2,309)	314	302,088
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	958,030	—	(18,424)	—	939,606
WHBM outlets	143,918	—	—	45	143,963
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	513,548	1,693	(3,252)	—	511,989
Soma outlets	35,541	—	—	—	35,541
Total Chico’s FAS, Inc.	3,547,729	11,519	(46,546)	742	3,513,444

As of February 3, 2018 the Company also sold merchandise through 94 international franchise locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Three Weeks Ended February 3, 2018
(Unaudited)

	January 28, 2017	New Stores	Closures	February 3, 2018
Store count:
Chico’s frontline boutiques	587	—	(19)	568
Chico’s outlets	116	5	(1)	120
Chico's Canada	4	—	—	4
WHBM frontline boutiques	423	—	(19)	404
WHBM outlets	71	—	(2)	69
WHBM Canada	6	—	—	6
Soma frontline boutiques	275	2	(7)	270
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,501	7	(48)	1,460

	January 28, 2017	New Stores	Closures	Other changes in SSF	February 3, 2018
Net selling square footage (SSF):
Chico’s frontline boutiques	1,606,730	—	(47,279)	(3,780)	1,555,671
Chico’s outlets	291,455	12,163	(2,309)	779	302,088
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	984,754	—	(45,692)	544	939,606
WHBM outlets	148,457	—	(4,316)	(178)	143,963
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	519,945	3,882	(12,885)	1,047	511,989
Soma outlets	35,637	—	—	(96)	35,541
Total Chico’s FAS, Inc.	3,611,564	16,045	(112,481)	(1,684)	3,513,444

As of February 3, 2018 the Company also sold merchandise through 94 international franchise locations.